WINNER MEDICAL REPORTS FIRST QUARTER FISCAL 2009 RESULTS

SHENZHEN, China, February 13, 2009 -- Winner Medical Group Inc. (OTC BB: WMDG; “Winner Medical”, or the “Company”), today reported unaudited financial results for the first quarter ended December 31, 2008. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

First Quarter 2009 Highlights

•	Total net sales revenue increased by 33.14% over the first quarter of fiscal 2008 to $25.73 million

•	Gross profit increased by 37.56% over the first quarter of fiscal 2008 to $6.60 million

•	Operating income increased by 37.73% over the first quarter of fiscal 2008 to $1.74 million

•	Net income increased by 26.94% over the first quarter of fiscal 2008 to $1.48 million

•	Net income per share for the first quarter of 2009 was $0.03 per basic and diluted share, compared to $0.03 per basic and diluted share for the first quarter of fiscal 2008

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “we are pleased to announce another quarter of strong sales growth, driven by increased orders of our traditional products, including medical care, wound care and home care products, particularly from customers in the US and Europe. Despite the negative effect of the appreciation of the RMB and the global economic crisis, we are able to maintain a stable gross margin and net margin through implementing cost control measures and equipment technical improvements that optimize production efficiency.

Mr. Li continued, “Our PurCottonTM products performed solidly, with total sales of $0.84 million in the first quarter of fiscal 2009. We will further strengthen marketing efforts for PurCottonTM and we believe the growing sales of this new product will be a complementary growth driver to our traditional products over the mid- to long-term.

First Quarter 2009 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $25.73 million, a 33.14% increase over the first quarter of fiscal 2008. Healthy revenue growth was mainly due to strong demand, particularly in the North and South America; revenue from the North and South America was approximately $4.96 million for the first quarter of fiscal 2009, an increase of 105.94% compared to the same period in 2008. The North and South American market accounted for 19.28% of total revenue for the quarter ended December 31, 2008.

Gross Profit: For the first quarter of fiscal 2009, gross profit was $6.60 million, an increase of 37.56% over $4.80 million in the same period of fiscal 2008. Gross margin was 25.66%, versus 24.84% achieved in the first quarter of fiscal 2008. The increase in gross margin was mainly due to the unit product cost decrease as a result of better economies of scale, and the improvement of our cost control, equipment technical improvement and lean production management that increased production efficiency and reduced production waste.

Operating Expenses: Selling, general and administrative expenses increased by 24.41% to $4.46 million in the first quarter of fiscal 2009, from $3.58 million in the first quarter of fiscal 2008. During this quarter, the increase in the operating expenses was mainly due to the increased provision for decline in value of inventory, increase in salary and welfare for the management and administrative staff, and the increase in related administrative expenses such as depreciation and amortization for Winner Medical (Huanggang) Co., Ltd.

Operating Income: During the period, operating income was $1.75 million, an increase of 37.73% compared with $1.27 million of same quarter of 2008. The increase was mainly attributed to decreased export transportation fees, economies of scale related to higher sales revenue, and improved production management to reduce manufacture cost.

Income Taxes: The income tax provision for the first quarter of fiscal 2009 was $260,000, up from $65,000 for the same period in fiscal 2008.  The increase in tax provision was mainly due to a change in tax rate for our subsidiaries in China as a result of the Chinese Income Tax reform that came into effect on January 1, 2008.

Net income: Net income increased by 26.94% to $1.48 million, or $0.03 per basic and diluted share, compared to net income of $1.16 million, or $0.03 per basic and diluted share, for the first quarter of last fiscal year. This increase can be attributed to higher sales revenue during the three months ended December 31, 2008 as compared with the same period last year, the decrease in transportation expenses, and improved production management to reduce manufacture cost.

Balance Sheet

Cash and cash equivalents as of December 31, 2008 was approximately $7.73 million; compared with $6.46 million as of September 30, 2008.  The Company’s working capital as of December 31, 2008 was $14.88 million compared with $12.37 million as of September 30, 2008.  Net operating cash flow during three months ended December 31, 2008 was $1.63 million, an increase of $4.01 million compared with the same period in fiscal 2008.

First Quarter 2009 Operational Highlights

Medical care, Wound care and Home care products in Export Markets

North and South America - Revenue from customers in the North and South America was approximately $4.96 million for the three months ended December 31, 2008, an increase of 105.94% compared to the same period last year. North and South America accounted for 19.28% of total revenue for the three months ended December 31, 2008. The Company has been gradually shifting resources and services to focus on the larger-sized customer segment and successfully attained a higher order volume from existing customers, especially in the United States. As a result, it expects revenue from these larger customers to increase in the future.

Europe - Revenue from European customers was approximately $11.10 million for the first quarter of fiscal 2009, an increase of 24.57% compared to the same period last year.  Europe accounted for 43.15% of total revenue for the first quarter of fiscal 2009, respectively. The Company has adopted the same strategy in Europe as it has in the North and South America: gradually shifting resources and services to focus on the larger-sized customer segment. As a result, it expects revenue from these larger customers to increase in the future.

Medical care, Wound care and Home care products in China

Winner Medical has gradually refined its domestic sales strategies by reducing raw material sales in China and expanding sales of finished products in the domestic market.  As a result, sales revenue from China was $2.6 million for the three months ended December 31, 2008, against $2.62 million in the same period last year.

PurCottonTM:

In the first quarter of fiscal 2009, PurCottonTM sales of the Company grew steadily.   The Company has $843,000 in raw material sales in the first quarter of fiscal 2009, which was mainly to customers in Japan, the U.S., and China. At the same time, the Company is in the stage of processing small scale trial orders of PurCottonTM finished medical products, such as operation room towel and sponges, with customers in North America and Europe.

During the quarter, Winner Medical obtained the patent for PurCottonTM in the European Patent Office and has now obtained patents for PurCottonTM products in countries including China, the U.S., Russia, Singapore, South Africa, and 34 Member states of the European Patent Office.

Winner Medical believes that demand for PurCottonTM will grow steadily.  While it will be necessary to build education levels and cultivate interest in the short term, Winner Medical is confident in its mid- to long-term growth potential and steady progress has been made to expand the sales revenue.

Conference Call
Winner Medical senior management will host a conference call at 5am (Pacific)/ 8am (Eastern)/ 9pm (Shenzhen/ Hong Kong) on Monday, February 16, 2009 to discuss its 2008/09 first quarter results and recent business developments. The conference call can be accessed by calling +1-866-202-3048 (US), +86-10-800-130-0399 (South China), +86-10-800-152-1490 (North China), or +852-800-96-3844 (HK); Passcode: 98226179. A telephone replay will be available shortly after the conclusion of the call and will be accessible through February 23, 2009 by calling +1-888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 58334143.

About Winner Medical

Winner Medical is a leading manufacturer in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has eight wholly-owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees.  The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCottonTM products, a nonwoven fabric made from 100% natural cotton.  The products are sold worldwide, with Europe, the U.S. and Japan serving as the top three markets. The Company currently holds 50 patents and patent applications in various products and manufacturing processes and is one of the few Chinese companies licensed with the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Assistant Manager, Investor Relations
Winner Medical Group Inc.
Tel:     +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended December 31
	2008	2007
	(Unaudited)	(Unaudited)
	US$	US$

Net sales	25,730,274	19,325,599

Cost of sales	(19,126,878)	(14,526,018)
Gross profit	6,603,396	4,799,581

Other operating income, net	484,964	365,082
Exchange difference, net	(885,012)	(313,531)
Selling, general and administrative expenses	(4,458,526)	(3,583,820)

Income from operations	1,744,822	1,267,312
Interest income	12,516	10,478
Interest expense	(208,409)	(100,659)
Equity in earnings of 50 percent or less owned persons	89,876	24,529
Income before income taxes and minority interests	1,638,805	1,201,660

Income taxes	(260,128)	(64,857)
Income before minority interests	1,378,677	1,136,803

Minority interests	96,207	25,273
Net income	1,474,884	1,162,076

Other comprehensive income
Foreign currency translation difference	(167,682)	1,671,875

Comprehensive income	1,307,202	2,833,951

Net income per share
- basic	0.03	0.03
- diluted	0.03	0.03

Weighted average common stock outstanding
- basic	44,727,171	44,727,171
- diluted	45,002,116	44,852,550

Winner Medical Group Inc.
Consolidated Balance Sheets

	December 31	September 30
	2008	2008
	(Unaudited)	(Unaudited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	7,734,831	6,462,505
Restricted bank deposits	127,759	126,749
Accounts receivable, less allowances for doubtful accounts of US$75,656 and US$100,964 at December 31, 2008 and September 30, 2008, respectively	12,889,242	13,516,688
Amounts due from affiliated companies	302,847	349,359
Inventories	17,362,728	15,839,587
Prepaid expenses and other current assets	3,621,245	4,734,503
Income taxes recoverable	36,007	99,126
Deferred tax assets	224,291	207,798
Total current assets	42,298,950	41,336,315
Property, plant and equipment, net	57,257,251	57,937,881
Held-for-sale asset	-	607,423
Investment in equity investees	1,608,724	1,518,848
Intangible assets, net	121,444	126,141
Prepaid expenses	220,774	233,203
Deferred tax assets	172,299	158,280
Total assets	101,679,442	101,918,091
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	14,338,805	15,033,073
Accounts payable	6,804,312	8,271,926
Accrued payroll and employee benefits	2,050,860	1,891,410
Customer deposits	551,286	458,303
Other accrued liabilities	2,526,293	2,518,326
Amounts due to affiliated companies	247,982	136,481
Income taxes payable	895,445	656,550
Total current liabilities	27,414,983	28,966,069
Deferred tax liabilities	41,865	41,965
Total liabilities	27,456,848	29,008,034

Commitments and contingencies

Minority interests	52,100	148,306

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000, issued and outstanding December 31, 2008 – 44,727,171 shares; September 30, 2008 – 44,727,171 shares	44,727	44,727
Additional paid-in capital	30,944,868	30,843,327
Retained earnings	29,899,871	28,791,259
Statutory reserves	2,671,706	2,305,434
Accumulated other comprehensive income	10,609,322	10,777,004
Total stockholders’ equity	74,170,494	72,761,751
Total liabilities and stockholders’ equity	101,679,442	101,918,091